                                                             EXHIBIT 4.(a)(xvii)

                            DATED September 10, 2001

                       RED-M (COMMUNICATIONS) LIMITED (1)

                                     - and -

                             M WILSON AND OTHERS (2)

                                     - and -

                              MADGE NETWORKS NV (3)

                                     - and -

                               THE APAX FUNDS (4)

                                     - and -

                              THE AMADEUS FUNDS (5)

                                     - and -

                          INTEL CAPITAL CORPORATION (6)

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                             SHAREHOLDERS AGREEMENT

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                           REYNOLDS PORTER CHAMBERLAIN
                                Chichester House
                              278/282 High Holborn
                                 London WC1V 7HA
                                Ref: TRA/RED22.1


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                                    CONTENTS


1.            Definitions and Interpretation
2.            Company Option
3.            Strategic Investors
4.            Management of the Company
5.            Financial Information
6.            Matters Requiring Consent
7.            Management Non-Compete Undertakings
8.            Madge Non-Compete Undertakings
9.            Nominated Directors and New Directors
10.           Intel Board Observer
11.           The Audit Committee and the Remuneration Committee
12.           Transfers and New Members
13.           Madge Securitisation
14.           Management and Employee Shares
15.           Investor's Consent
16.           Sale or Listing
17.           Duration of Obligations
18.           Enforcement of the Company's Rights
19.           Company Confidential Information
20.           General Provisions
21.           April Investment Agreement
22.           Contracts (Rights of Third Parties) Act 1999
23.           Notices
24.           Governing Law and Jurisdiction

SCHEDULES

Schedule 1        -     The Senior Managers
Schedule 2        -     Particulars of the Company and Subsidiaries
Schedule 3        -     Deed of Adherence

AGREED FORM DOCUMENT

1.   Articles

                                       2

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AGREEMENT dated  September 10,  2001

PARTIES:

(1) RED-M (COMMUNICATIONS) LIMITED a company incorporated in England and Wales under Number 03985301 whose registered office is at Wexham Springs, Framewood Road, Wexham, Slough, Berkshire SL3 6PJ ("COMPANY").

(2)      THE PERSONS whose names and addresses are set out in Schedule 1.

(3) MADGE NETWORKS NV a company incorporated in the Netherlands whose address is at Transpolis Schiphol Airport, Polaris Avenue, 23, 2132 JH Hoofddorp, The Netherlands ("MADGE").

(4) APAX EUROPE V - A, L.P., a Delaware limited partnership established under the Delaware Revised Uniform Limited Partnership Act (the "EUROPE A FUND"), APAX EUROPE V - B, L.P., an English limited partnership established under the Limited Partnerships Act 1908 (the "EUROPE B FUND"), APAX EUROPE V-C GMBH & CO KG, a German limited partnership (Kommanditgesellschaft) established under the German Civil Code (Handelsgesetzbuch) (the "EUROPE C FUND"), APAX EUROPE V - D, L.P., an English limited partnership established under the Limited Partnerships Act 1908 (the "EUROPE D FUND"), APAX EUROPE V - E, L.P., an English limited partnership established under the Limited Partnerships Act 1908 (the "EUROPE E FUND"), APAX EUROPE V - F, C.V., a Dutch limited partnership (commanditaire vennootschap) established under the Wetboek van Koophandel (the "EUROPE F FUND"), and APAX EUROPE V - G, C.V., a Dutch limited partnership (commanditaire vennootschap) established under the Wetboek van Koophandel (the "EUROPE G FUND"), each having its principal place of business at 13-15 Victoria Road, St. Peter Port, Guernsey, GY1 3ZD and each acting by its investment manager Apax Partners Europe Managers Limited whose registered office is at 15 Portland Place, London W1B 1PT, (collectively referred to as "APAX" and individually referred to as an "APAX FUND"); and

(5) AMADEUS II A, a limited partnership established in England under the Limited Partnership Act 1907, whose principal place of business is at 5 Shaftesbury Road, Cambridge, CB2 2BW acting by its manager, AMADEUS CAPITAL PARTNERS LIMITED having its registered office at 5 Shaftesbury Road, Cambridge, CB2 2BW ("AIIA"), AMADEUS II B, a limited partnership established in England under the Limited Partnership Act 1907, whose principal place of business is at 5 Shaftesbury Road, Cambridge, CB2 2BW acting by its manager, AMADEUS CAPITAL PARTNERS LIMITED having its registered office at 5 Shaftesbury Road, Cambridge, CB2 2BW ("AIIB"), AMADEUS II C, a limited partnership established in England under the Limited Partnership Act 1907, whose principal place of business is at 5 Shaftesbury Road Cambridge CB2 2BW acting by its manager, AMADEUS CAPITAL PARTNERS LIMITED having its registered office at 5 Shaftesbury Road,

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         Cambridge, CB2 2BW ("AIIC"), AMADEUS II GMBH & CO KG, a German limited partnership acting by its manager AMADEUS CAPITAL PARTNERS LTD ("AKG"), AMADEUS II AFFILIATES, a limited partnership established in England under the Limited Partnership Act 1907, whose principal place of business is at 5 Shaftesbury Road, Cambridge, CB2 2BW acting by its manager, AMADEUS CAPITAL PARTNERS LIMITED having its registered office at 5 Shaftesbury Road, Cambridge, CB2 2BW ("AII AFFILIATES"). (AIIA, AIIB and AIIC, AKG and AII Affiliates collectively referred to as "AMADEUS" and individually to as an "AMADEUS FUND");

(6) INTEL CAPITAL CORPORATION a Cayman Islands company whose registered office is situated at the offices of Caledonian Bank & Trust Limited, Caledonian House, PO Box 1043, George Town, Grand Cayman, Cayman Islands ("INTEL").

RECITALS:

         The parties (with the exception of the Company) are all shareholders (directly or through a nominee) in the Company and wish to record certain matters agreed between them relating to the Company (particulars of which are set out in Schedule 2).

IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION*

         In this Agreement (which expression shall be deemed to include the Schedules hereto):

1.1      Unless the context otherwise requires:

         "AGREED FORM" means in the form previously agreed by the parties to this Agreement and initialled for the purposes of identification by or on their behalf;

         "AMADEUS DIRECTOR" means the non-executive director of the Company nominated by Amadeus pursuant to clause 9.2 and the Articles;

         "ANNUAL PLAN" means the Group operating plan and financial budget (including inter alia annual revenue and capital expenditure budgets) to be prepared for each financial year and approved in accordance with clause 5.1.2;

         "APRIL INVESTMENT AGREEMENT" means the investment agreed entered into by the parties hereto (excluding Intel) on 12th April 2001;

         "APAX DIRECTOR" means the non-executive director of the Company nominated by Apax pursuant to clause 9.2 and the Articles;

         "ARTICLES" means the articles of association of the Company as amended from time to time (and "ARTICLE" shall be construed accordingly);

         "ASSOCIATE" means, in relation to any person, an associated company of that person or a person who is connected with that person determined in accordance with Sections 416 and 839 of the Taxes Act (save that in construing Section 839 the term "control" shall have the meaning given by Section 840 or Section 416 of the Taxes


----------
*Confidential treatment for various items in this section requested by Madge
 Networks N.V.

                                       4

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         Act so that there shall be control wherever either of the said Sections would so require);

         "AUDITORS" means the auditors of the Company from time to time;

         "BOARD" means the board of directors of the Company;

         "BUSINESS DAY" means a day on which the banks are open for business in the country of receipt of any notice;

         "BUSINESS PLAN" means the business plan and profit and cash flow projections prepared by the Senior Managers dated 10th April 2001;

         "COMPANY OPTION" means the option for the Company to call for the subscription for further Convertible Shares in accordance with clause 2;

         "CONFIDENTIAL INFORMATION" means the Intellectual Property Rights, trade secrets, accounts, financial or trading information or other confidential information relating to the businesses, transactions, property, finances, dealings or affairs of the Group including, without limitation, any information regarding the formulae, products, processes, research projects or the other technical data of the Group or the names and addresses of any customers, suppliers or agents of the Group and including, without limitation, any papers or records howsoever recorded (whether in writing or print or by photographic, electrical, magnetic, symbolic or other means);

         "CONNECTED PERSON" has the meaning given to that expression in Section 839 Taxes Act;

         "CONVERTIBLE SHARES" means the Series A Convertible Preferred shares of $1 each in the capital of the Company;

         "DEED OF ADHERENCE" means a deed in the form set out in Schedule 3 or a deed in such other form as the Shareholders may agree;

         "$" means US dollars;

         "EASDAQ STOCK MARKET" means the recognised investment exchange (as defined in s285 of the Financial Services and Markets Act 2000) which is regulated by the Belgian Banking and Finance Commission and any successor thereof;

         ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security or equity interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

         "EXISTING SCHEMES" means the Red-M 2000 stock plan adopted by a resolution of the board dated 31st May 2000 and the Red-M 2000 California stock plan adopted by a resolution of the Board dated 31st May 2000;

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         "FACILITIES AGREEMENT" means the agreement entered into by the Company and Madge on 12th April 2001.

         "GROUP" means, in relation to a company, that company and any company which is from time to time a holding company of that company or a subsidiary of that company or of such holding company;

         "GROUP" means the Company and its subsidiary undertakings (if any) from time to time and "MEMBER OF THE GROUP" or "GROUP COMPANY" is to be construed accordingly;

         "INITIAL INVESTORS" means Apax, Amadeus and Intel (and the expression "INITIAL INVESTOR" shall be construed accordingly);

         "INTELLECTUAL PROPERTY" means:

         (a) patents, trade marks, service marks, registered designs, applications for any of those rights, trade and business names, domain names, unregistered trade marks and service marks, semi-conductor topography rights, copyrights (including copyright in computer software), database rights and all other semi-generis rights, know-how, rights in designs and inventions; and

         (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

         in either case in any jurisdiction;

         "INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property used by the Company in, or in connection with its business;

         "INVESTORS" means Apax, Amadeus and Intel and, to the extent applicable at the time, the Strategic Investors (and the expression "INVESTOR" shall be construed accordingly);

         "LAN" means local area network;

         "LISTING" means the admission of any part of the ordinary share capital of the Company to the Official List (as defined in s103(1) of the Financial Services and Markets Act 2000) or the grant of permission to deal in the same (or in any instruments representing any such ordinary share capital) on the NASDAQ Stock Market, EASDAQ Stock Market or the Neuer Markt Stock Market and specifically excludes the Alternative Investment Market;

         "MADGE DIRECTORS" means the non-executive directors of the Company nominated by Madge pursuant to clause 9.2 and the Articles (and the expression "MADGE DIRECTOR" shall be construed accordingly);

         "MANAGERS" means the Senior Managers and each of Duncan Simpson and Alison Edge (and the expression "MANAGER" shall be construed accordingly);

                                       6


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         "NASDAQ STOCK MARKET" means the recognised investment exchange (as defined in s285 of the Financial Services and Markets Act 2000) which is regulated by the National Association of Securities Dealers, Inc., a self-regulatory organisation which operates under the authority granted it by the 1938 Maloney Act Amendment to the Securities Exchange Act 1934;

         "NEUER MARKT STOCK MARKET" means the recognised investment exchange (as defined in s285 of the Financial Services and Markets Act 2000) owned and operated by the Deutsche Borse AG group of companies;

         "NOMINATED DIRECTORS" means the Apax Director, Amadeus Director and Madge Directors (and the expression "NOMINATED DIRECTOR" shall be construed accordingly);

         "PAN" means personal area network;

         "PRINCIPAL WARRANTIES" means the warranties referred to in clause 7 of the April Investment Agreement;

         "SENIOR MANAGERS" means Michael Wilson, Simon Gawne and Clive Mayne;

         "SHARE" means a share in the capital of the Company of whatever class;

         "SHAREHOLDERS" means all those persons holding shares (and the expression "SHAREHOLDER" shall be construed accordingly);

         "STRATEGIC INVESTORS" means the new investors in the Company proposed pursuant to clause 3 (and the expression "STRATEGIC INVESTOR" shall be construed accordingly);

         "SYNDICATION SHARES" means XXX Convertible Shares to be dealt with pursuant to clause 3;

         "TRADE INVESTORS" means any person which is not an independent financial investor. For this purpose independent financial investor means an investor which is not a trading company, or an associate of any trading company (other than in respect of financial investments made by it in such trading companies). For the avoidance of doubt a venture capital fund which is an associate of a trading company (other than in respect of a financial investment made by it in such trading company) is deemed a Trade Investor;

1.2 A reference to a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with Section 736 of the Companies Act 1985 and a reference to a "SUBSIDIARY UNDERTAKING" or a "GROUP UNDERTAKING" is to be construed in accordance with Sections 258 and 259 of the Companies Act 1985.

1.3 References to statutes or statutory provisions include those statutes or statutory provisions as amended, extended, consolidated, re-enacted or replaced from time to time and any orders, regulations, instruments or other subordinate legislation made thereunder.

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1.4      Subject as herein otherwise expressly defined, words and phrases defined in Part XXVI of the Companies Act 1985 (the "ACT") and in the Articles bear the same respective meanings.

1.5 Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender, words importing persons include bodies corporate and unincorporate and references to the whole include the part; and (in each case) vice versa.

1.6 References to clauses and other provisions are references to clauses and other provisions of this Agreement.

1.7      The headings shall not affect interpretation.

2.       COMPANY OPTION*

2.1 The Investors hereby grant to the Company the right to call upon the Investors to subscribe, in the proportions specified in clause 2.2, for 2,396,166 new Convertible Shares at a subscription price of $3.13 per share at any time within the period 9 to 12 months from 12th April 2001 by serving written notice on the Investors exercising the option. The Investors shall pay the subscription monies within 21 days of such notice and within 7 days thereafter the Company shall allot and issue the new Convertible Shares to the Investors (or their nominee(s)) and the Company shall register the Investors (or their nominee(s)) as the holders of such Convertible Shares and shall prepare and deliver the requisite share certificate to the Investors (or their nominee(s)).

2.2 The Investors (or their nominee(s)) shall subscribe for the new Convertible Shares in proportion to their respective share holdings in Convertible Shares.

2.3 The right to exercise the Company Option is conditional upon there being no Material Adverse Change in the business of the Company at the date notice of exercise of the Company Option is given and "MATERIAL ADVERSE CHANGE" shall mean:

         2.3.1 that Mike Wilson is no longer employed by the Company (other than by reason of Dismissal Without Cause); or

         2.3.2 that more than one of the Senior Managers has left the employ of the Company (excluding any Senior Manager leaving by reason of Dismissal Without Cause);

         where "DISMISSAL WITHOUT CAUSE" shall mean where an employee of the Company ceases to be an employee of the Company for any of the following reasons:

         (i) the Company giving notice to terminate his employment under the terms of any service agreement for reasons other than a breach by the employee of


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*Confidential treatment for various items in this section requested by Madge
 Networks N.V.

                  such service agreement or such employee's wilful neglect or gross misconduct; or

         (ii) the serious illness, death, injury or disability of the employee which renders the employee incapable of working;

         (iii)    by the mutual consent of the Company and the employee;

         (iv) in circumstances in which it has been legally established by a court or tribunal of competent jurisdiction that he has a successful claim against the Company for redundancy, unfair dismissal or wrongful dismissal; or

         (v) by reason of the employee terminating his service agreement due to the Company's breach or by reason of his service agreement expiring and not being renewed by the Company; or

         2.3.3 that there have been material adverse variances in the OEM relationships from those existing at 12th April 2001 (if any) or envisaged by the Business Plan, and "MATERIAL ADVERSE VARIANCE" for the purposes of this clause 2.3.3 shall mean the Company failing to establish at least XXX major strategic OEM relationships within 12 months of 12th April 2001 with entities such as XXX or entities of equivalent standing; or

         2.3.4 there has been a material breakdown in the operability of the technology of the Company, and "MATERIAL BREAKDOWN IN THE OPERABILITY OF THE TECHNOLOGY" for the purposes of this clause
                  2.3.4 shall mean:

                  2.3.4.1 the Company either (i) not developing a commercial PICONET product within twelve months of 12th April 2001, or (ii) not releasing a commercial product that conforms and has been qualified/certified with the Bluetooth 1.1 ratification or such other equivalent ratification for the market, assuming such ratification implies wide scale interoperability of devices; or

                  2.3.4.2 the Company not developing a saleable product that is capable of supporting voice calls in a way that conforms with the Bluetooth Standard; or

                  2.3.4.3    a dissolvement of the Bluetooth SIG; or

                  2.3.4.4 the Company not being allowed to be an associate member of the Bluetooth SIG or being excluded from the SIG PAN working group;

         2.3.5 the Company not achieving XXX million of revenues (excluding bad and doubtful debts) to 31st December 2001; or

         2.3.6 that there has been a material breach of any of the Principal Warranties (which for the purposes of the this clause 2.3.6 only shall mean a breach of the Principal Warranties resulting in a claim or claims in excess of the aggregate limit set by clause 7.7.3 of the April Investment Agreement).

2.4 There shall be no deemed material breakdown in the operability of the technology for the purposes of clause 2.3.4 if Apax agree in writing any variance to the criteria set out in clause 2.3.4. Apax before agreeing any such variance will consult with Amadeus and Intel.

3.       STRATEGIC INVESTORS*

3.1 The Company, with the support of the Shareholders, shall use its reasonable endeavours to procure Strategic Investors to subscribe on the terms of this Agreement for the Syndication Shares at a minimum price of $3.13 per share.

3.2 The Company shall endeavour to procure subscription for the Syndication Shares from ideally XXX Strategic Investors. The Board shall approve the Strategic Investors which, ideally, shall comprise any of: XXX.

3.3 Insofar as the Company has not been able to procure Strategic Investors (to be approved in accordance with clause 3.2 above) to subscribe in cash for some or all of the Syndication Shares, within a period expiring midnight 11th October 2001, the Initial Investors shall, if requested in writing by the Company prior to expiry of such period (or such further period as may be agreed in writing by the Company and the Initial Investors), forthwith subscribe for the amount of the remaining Syndication Shares on the terms of this Agreement in proportion to their respective shareholdings in Convertible Shares.

3.4 Each of the parties to this Agreement hereby waives both compliance with any restriction relating to pre-emption and enforcement of any rights relating to pre-emption which he or it may have which exist pursuant to this Agreement, the Articles or otherwise or pursuant to clause 6 and which may prevent the subscription, syndication and allotment of the Syndication Shares contemplated in this Agreement.

3.5 Upon receipt of the subscription monies due the Company shall forthwith allot the Syndication Shares and issue certificates in respect thereof.

3.6 Notwithstanding clause 20.1 the terms of this clause 3 may be varied in writing by the Company, Madge and the Initial Investors alone.

4.       MANAGEMENT OF THE COMPANY

4.1 The Company undertakes with the Initial Investors (for such period as they hold in aggregate at least 2.5% of the issued share capital of the Company) and Madge (for such period as it holds at least 2.5% of the issued share capital of the Company), and the Senior Managers shall procure, that (save as otherwise provided or contemplated in this Agreement or in the Business Plan or in any Annual Plan approved by each of the Nominated Directors ) the Company (and each of the other members of the Group) will (to the extent it is within each of their respective powers to do so):


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*Confidential treatment for various items in this section requested by Madge
 Networks N.V.

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         4.1.1    carry on and conduct its business and affairs in a proper and efficient manner in accordance with all applicable laws and regulations, for its own benefit and in accordance with the Business Plan or any Annual Plan approved by each of the Nominated Directors;

         4.1.2 utilise the monies subscribed for new shares pursuant to this Agreement solely for the purposes of fulfilment of the Business Plan and Annual Plan;

         4.1.3    transact all its business on arm's length terms;

         4.1.4 unless otherwise agreed by all the members of the Board, ensure that its business, other than routine day to day business, shall be undertaken and transacted by the Board;

         4.1.5 unless otherwise agreed by all members of the Board ensure that there shall be no less than six meetings of the Board each year of which the Nominated Directors shall receive at least ten days' prior notice of meetings of the Board accompanied by an agenda and all relevant board papers;

         4.1.6 subject to the Business Plan and the Annual Plan, carry on its business pursuant to policies laid down from time to time by the Board;

         4.1.7 maintain with a well established and reputable insurer adequate insurance against all risks usually insured against by companies carrying on the same or a similar business, in amounts which the Board considers prudent, and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable nature and against damage, injury, third party loss (including product liability) and loss of profits;

         4.1.8 not acquire, dispose, hire, lease, licence or receive licences of any assets, goods, rights or services otherwise than on the best terms reasonably obtainable in the circumstances;

         4.1.9 keep proper books of account containing true and complete entries of all its dealings and transactions of and in relation to its business;

         4.1.10   prepare its accounts in accordance with UK GAAP;

         4.1.11 not have as an accounting reference period any period other than a period of 12 calendar months and subject as provided in
                  Section 223(3) of the Companies Act 1985;

         4.1.12 to the extent that it is commercially and economically viable for the Group to do so, if it requires any approval, consent or licence for the carrying on of its business in the places and in the manner in which it is for the time being carried on or proposed to be carried on, obtain and maintain the same in full force and effect;

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

         4.1.13 procure that appropriate conditions are inserted into the contracts of employment of all senior employees and executive directors of the Group requiring them to devote their full time and effort wholly and exclusively to the affairs of the Group and not to make significant investments in, take other interests in or (save with the written consent of the Board) accept directorships or other positions of a consultancy or executive nature with any other person;

         4.1.14 effect and maintain directors and officers insurance (which insurance shall, for the avoidance of doubt, cover the Nominated Directors) with an insurance company of good repute and on terms approved by Apax and Amadeus;

         4.1.15 effect and maintain Key Man life insurance with an insurance company of good repute in respect of Simon Gawne and Clive Mayne for not less than (pound)1,000,000 each and for not less than (pound)2,000,000 in respect of Mike Wilson and on terms approved by the Apax and Amadeus; and

         4.1.16 endeavour to release Madge from any guarantees given by Madge in favour of any Group Company.

4.2 Each of the Senior Managers severally undertakes with the Initial Investors and Madge to use his reasonable endeavours to:

         4.2.1 use all reasonable and proper means in his power to maintain, improve and extend the business of the Group and to further the reputation and interests of the Group; and

         4.2.2 use all their respective powers to procure that any expansion, development or evolution of any business of the Group will only be effected through the Company or a wholly-owned subsidiary of the Company unless any such expansion, development or evolution consists of joint development arrangements in the ordinary course of business.

4.3 Each of the Company, the Initial Investors and Madge, shall use their respective rights and powers to procure that no alteration is made to any service agreement without the written consent of the relevant Manager.

5.       FINANCIAL INFORMATION

5.1 The Company shall supply the Initial Investors (for such period as they hold in aggregate at least 2.5% of the issued share capital of the Company) and Madge (for such period as it holds at least 2.5% of the issued share capital of the Company) with the following information:

         5.1.1 the audited consolidated accounts of the Group for each financial year as soon as practicable, and at the latest by three months after the end of that financial year;

         5.1.2 no later than one month before the start of each financial year:

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

                  5.1.2.1 the draft Group operating plan and financial budget which the Company, having consulted Apax and Madge, shall adopt as the Annual Plan for that financial year;

                  5.1.2.2 the draft budget for allocation of employee share options for that financial year which the Company, having consulted Apax and Madge and obtained their approval (not to be unreasonably withheld or delayed) shall adopt as the option budget for that financial year;

         5.1.3 monthly and quarterly management accounts, in a form approved by the Board (having consulted with Madge and Apax), consisting of a balance sheet, profit and loss account, cash flow statement, as soon as practicable, and at the latest by three weeks after the end of each month or quarter (as appropriate):

                  5.1.3.1   on a consolidated basis for the Group; and

                  5.1.3.2 for the Company and each trading subsidiary undertaking; and

         5.1.4 such other financial or management information relating to the Group as the Initial Investors and Madge may reasonably request from time to time.

5.2 The Nominated Directors and the Board Observer shall be entitled (in each case, provided that the respective appointor of such person holds at least 2.5% of the issued share capital of the Company (or such lower threshold share percentage as specified in clause 6.5.2)) during the Company's normal hours of business to inspect and take copies of the books of account and all other records and documents of the Group on giving not less than 48 hours' written notice to the secretary (or, if there is none for the time being, the chairman).

5.3 The Nominated Directors and the Board Observer may pass any information received from the Company to the Initial Investors and Madge as appropriate.

5.4 An Initial Investor or Madge may pass any information received from the Company or the Nominated Directors to any of its investment or professional advisers and the Initial Investors may include in quarterly reports to a committee of unit holders, certain abridged current financial information on the Company and in annual reports to unit holders, historical audited financial information of the Company.

5.5 The Company shall keep the Initial Investors and Madge fully informed as to all material developments regarding its financial and business affairs and shall notify them promptly of:

         5.5.1 any event which is not in the public domain and which materially affects the business of the Group;

         5.5.2 any offer for any business of the Group or for any member of the Group; and

         5.5.3 any significant litigation affecting or likely to affect any member of the Group.

5.6 Each of the Senior Managers shall make every effort to procure full and prompt performance by the Company of its obligations under this clause 5.

6.       MATTERS REQUIRING CONSENT

6.1 Each of the parties (other than the Company) agrees that the following acts, unless required by this Agreement or unless already contained within the Business Plan or in any Annual Plan (provided such Annual Plan has been approved by the Board), shall not be carried out without first obtaining the written consent of the Initial Investors and Madge (such consent not to be unreasonably withheld or delayed) and each party (other than the Company) shall use his respective rights and powers as a director or Shareholder to procure so far as he is able that no such act is carried out unless such consent has been given:

         6.1.1 the variation of the authorised or issued share capital of the Company (other than the redemption or conversion of Convertible Shares as provided in the Articles) or any subsidiary undertaking or the creation or the granting of any option (other than pursuant to the Existing Schemes) or other right to subscribe for shares or convert into shares in the capital of the Company or any subsidiary undertaking; the variation of the rights attaching to shares in the capital of the Company (other than as provided in the Articles) or any subsidiary undertaking;

         6.1.2 the alteration of the memorandum of association or Articles (or equivalent documents) of the Company or a subsidiary undertaking of the Company;

         6.1.3 the declaration or distribution of any dividend or other payment out of the distributable profits of the Company or of any subsidiary undertaking of the Company, other than a wholly-owned subsidiary;

         6.1.4 the reduction of the Company's share capital, share premium accounts, capital redemption reserve or any other reserve, other than as required by the Articles; the reduction of any uncalled liability in respect of partly paid shares of the Company;

         6.1.5 unless the person concerned has had legal advice in writing that to honour this commitment would be a breach of his fiduciary duties to the Company or under the Insolvency Act 1986 would or could render him personally liable for having failed so to act, the taking of steps to wind up or dissolve the Company or a subsidiary undertaking of the Company;

         6.1.6 any material change in the nature of the business of the Company or any subsidiary undertaking;

         6.1.7 other than any of the Nominated Directors or otherwise approved by the Remuneration Committee the fixing of remuneration of any director or vice-President (or similar officer) of the Company or of a subsidiary undertaking of the Company;

         6.1.8 the appointment of auditors of the Company or any subsidiary undertaking, other than the re-appointment of an existing auditor;

         6.1.9 the alteration of the accounting reference date of the Company or any subsidiary undertaking;

         6.1.10 the alteration of the accounting policies of any member of the Group;

         6.1.11 the appointment or termination of employment of any director of the Company whose basic salary is to be or is in excess of (pound) 100,000 a year;

         6.1.12 the entry into, termination or variation of any contract or arrangement between (1) the Company or any subsidiary undertaking and (2) a Manager or a person who in relation to a Manager is a Connected Person, including the variation of the remuneration or other benefits under such a contract or arrangement, and the waiver of any breach of such a contract or arrangement;

         6.1.13 the delegation by the directors of the Company or any subsidiary undertaking of any of their powers to a committee;

         6.1.14 the incurring by the Company or any subsidiary undertaking of any borrowing or other indebtedness or liability in the nature of borrowing, other than in the ordinary course of trading in any such case;

         6.1.15 capital expenditure of the Company or any subsidiary undertaking which is greater than $50,000 or which would cause capital expenditure of the Group in any financial year to exceed $150,000 which is not specifically provided for in the Annual Plan for the relevant financial year;

         6.1.16 the entering into by the Company or any subsidiary undertaking of any lease, licence or similar obligation under which the rental and all other payments exceed $50,000 a year or which would make the Group liable for payments exceeding $150,000 a year under all its leases, licences or similar obligations;

         6.1.17 the creation of any mortgage, charge or other encumbrance over any asset of the Company or any subsidiary undertaking and the giving of any guarantee by the Company or any subsidiary undertaking, other than in the ordinary course of trading in any such case;

         6.1.18 the entering into by the Company or any subsidiary undertaking of any contract or arrangement outside the ordinary course of trading or otherwise than at arm's length;

         6.1.19 the incorporation of a new subsidiary undertaking of the Company or the acquisition by the Company or any subsidiary undertaking of an interest in any shares in the capital of any body corporate;

         6.1.20 the instigation or settlement of any litigation or arbitration proceedings by the Company or any subsidiary undertaking when the amounts claimed exceed $50,000; and

         6.1.21 the termination or any variation of the terms of the directors and officers insurance and Key Man insurance referred to in clause 4.1.15 of this Agreement or the Facilities Agreement.

6.2 For the purposes of clause 6.1, the written consent of the Initial Investors in respect of any matter listed in clause 6.1.7 to 6.1.21 may be given by Apax on behalf of the Initial Investors.

6.3 For the purposes of clause 6.1 the written consent of the Initial Investors in respect of any matter referable to clause 6.1.6 may be given by Apax on behalf of the Initial Investors Provided that Amadeus and Intel shall be notified by Apax of its intention to give any such consent and, if Amadeus and Intel both notify Apax (within 10 business days of notice from Apax) that they disagree that consent should be given, then Apax shall withhold such consent.

6.4 The written consent of Apax (and for this purpose the Amadeus and Intel shareholdings shall be deemed included in that of Apax) or Madge in respect of any matter listed in clause 6.1.6 to 6.1.21 shall not be required if the shareholding of that party falls below 15% percent of the issued share capital of the Company.

6.5 For the purposes of clause 6.1, the written consent of Apax, Madge, Intel or Amadeus in respect of any matter listed in clause 6.1.1 to
         6.1.5 shall not be required if the shareholding of that party falls below 2.5% of the issued share capital of the Company;

         6.5.1 Provided that the requirement to seek such consent will transfer to any one transferee of Apax or Madge acquiring in aggregate more than 25% of the issued share capital of the Company; and

         6.5.2 Provided further that in respect of any matter listed in clauses 6.1.2 to 6.1.5, in the event of an issue or issues of further shares or securities convertible into shares, at a purchase price per share lower than $3.13 per share ("Purchase Price"), such that the shareholding of the relevant party falls below 2.5%, the consent threshold for that party shall fall from 2.5% to its percentage shareholding following such share issue provided always that the consent threshold shall always be 1% or greater. The Purchase Price is to be adjusted proportionally on any consolidation or division of the share capital or upon any further issue of shares or a dividend of shares.

6.6 Each of the Initial Investors and Madge shall exercise its consent rights pursuant to this clause 6 having full regard to the best interests of the Company.

7.       MANAGEMENT NON-COMPETE UNDERTAKINGS

7.1 Each of the Senior Managers undertakes with the Company that, except with the written consent of the Nominated Directors:

         7.1.1 that for a period commencing on the date hereof and expiring on the date twelve months after the Termination Date he will not whether by himself, through his employees or agents or otherwise howsoever and whether on his behalf or on behalf of any person, firm, company or other organisation, directly or indirectly:

                  7.1.1.1 in competition with any member of the Group within the Restricted Area be employed or engaged or otherwise interested in the business of manufacturing, designing, distributing, selling, supplying or otherwise dealing with the Goods or the Services. For the avoidance of doubt, subject to the Board's consent (not to be unreasonably withheld) and subject to the employing entity being informed of these obligations, after the Termination Date, the Senior Manager may be permitted to work on non-competitive activities in businesses which may have different independent divisions which compete with the Company but may not work in or with such competing division;

                  7.1.1.2 in competition with any member of the Group, solicit business from or canvas any Customer or Prospective Customer if such solicitation or canvassing is in respect of the Goods or the Services;

                  7.1.1.3 in competition with any member of the Group accept orders for the Goods or the Services from any Customer or Prospective Customer;

                  7.1.1.4 solicit or induce or endeavour to solicit or induce any person who on the Termination Date was a director/manager/employee earning in excess of (pound)30,000 of any member of the Group with whom the Senior Manager had dealings during the 12 months preceding the Termination Date to cease working for or providing services to the Group, whether or not any such person would thereby commit a breach of contract;

                  7.1.1.5 employ or otherwise engage in the business of manufacturing, distributing, designing, selling, supplying or otherwise dealing with the Goods or the Services any person who was during the 12 months preceding the Termination Date employed or otherwise engaged by any member of the Group and who by reason of such employment or engagement is in possession of any trade secrets or confidential information relating to the business of any member of the Group or who has acquired influence over its

                            Customers and Prospective Customers (defined as in subclauses 7.1.3.3 and 7.1.3.4 but so that references to the Senior Manager shall be replaced by references to the relevant employee);

                  7.1.1.6 interfere or seek to interfere with the continuance of supplies to any member of the Group (or the terms of such supplies) from any suppliers who shall have been supplying components for material or services to any member of the Group at any time during the course of his employment by a member of the Group;

         7.1.2 while employed by a member of the Group he shall, unless prevented by illness or specifically permitted by his service agreement, devote his whole time and attention to the business of the Group and shall not:

                  7.1.2.1 be employed or engaged as consultant without the consent of the Board in any other business; or

                  7.1.2.2 be concerned or interested in any business competing with that carried on by a member of the Group or the business of a supplier or customer of a member of the Group provided that a Senior Manager may be interested in securities which are for the time being quoted on a recognised investment exchange (as defined by Section 285 (1) Financial Services Act
                            2000) or which are dealt on the Alternative
                            Investment Market of the London Stock Exchange if the Senior Manager's interest in the securities does not exceed 5% of the total amount of the securities in issue;

         7.1.3 for the purposes of this clause 7.1 the following words shall have the following meanings:

                  7.1.3.1 "GOODS" shall mean any product that materially performs the same function as any goods manufactured, designed, distributed or sold by any member of the Group with which the duties of the Senior Manager were concerned or for which he was responsible during the one year immediately preceding the Termination Date and, for the avoidance of doubt, including Bluetooth or 802.11 wireless LAN or PAN networking solutions or directly competing technology;

                  7.1.3.2 "SERVICES" shall mean any services (including but not limited to technical and product support, technical advice and customer services) directly relating to the Goods supplied by any member of the Group with which the duties of the Senior Manager were concerned or for which he was responsible and for the avoidance of doubt, including, Bluetooth or
                            802.11 wireless LAN or PAN networking solutions or directly competing technology;

                  7.1.3.3 "CUSTOMER" shall mean any person, firm, company, or other organisation whatsoever to whom or which any member of the Group distributed, sold or supplied Goods or Services during the one year immediately preceding the Termination Date and with whom or which during such period, the Senior Manager had personal dealings in the course of his employment (or consultancy, as appropriate) or with whom any employee who was under the direct supervision of the Senior Manager had personal dealings in the course of his employment (or consultancy, as appropriate).

                  7.1.3.4 "PROSPECTIVE CUSTOMER" shall mean any person, firm, company or other organisation whatsoever with whom or which any member of the Group had negotiations or material discussions regarding the distribution, sale or supply of Goods or Services during the twelve months immediately preceding the Termination Date and with whom, during such a period, the Senior Manager had personal dealings in the course of his employment or with whom any employee who was under the direct supervision of the Senior Manager had personal dealings in the course of their employment;

                  7.1.3.5   "RESTRICTED AREA" shall mean

                            7.1.3.5.1 United Kingdom, the European Union, the United States, Canada and Japan; and

                            7.1.3.5.2 any other country in the world where, on the Termination Date, any member of the Group was engaged in the manufacture, distribution, design, sale or supply or otherwise dealt with Goods or Services.

                  7.1.3.6 "TERMINATION DATE" shall mean the date of termination of employment within the Group.

7.2 Each Senior Manager (having taken independent legal advice) agrees with the Initial Investors that the above non-compete undertakings are reasonable and necessary for the protection of the legitimate interests of the Initial Investors.

7.3 While the above undertakings are considered to be reasonable it is agreed that if any such undertakings shall be adjudged to go beyond what is reasonable for the protection of the interests of the Company but would be reasonable if part or parts were deleted or modified, the relevant undertaking or undertakings shall apply with such deletion and/or modification as may be necessary to make it or them valid and effective.

7.4 Should a Senior Manager's employment with the Company or any Group Company be terminated at any time "without cause" (which shall include paragraphs (i) to (v) of clause 2.3.2 only):

         7.4.1 the Company agrees that, at the election of the Company, clause 7.1 will remain enforceable provided that the Company shall continue to pay the Senior Manager the salary (excluding any bonus) and medical benefits the Senior Manager was entitled to receive under the Senior Manager's service agreement at that time for the period of restriction imposed under clause 7 or the Senior Manager becoming employed or self-employed (whichever is the shorter period);

         7.4.2 the Company agrees that, if it (or any member of the Group who is employing the Senior Manager at the relevant Termination
                  Date) requires the Senior Manager not to perform any of the Senior Manager's duties and/or excludes the Senior Manager from the premises of the Company for some or all of the Senior Manager's notice period ("GARDEN LEAVE"), the period of restriction set out in clause 7.1 above shall be reduced by the length of Garden Leave served prior to the Termination Date.

8.       MADGE NON-COMPETE UNDERTAKINGS

8.1 Madge undertakes with the Company that, except with the written consent of the Board (excluding the Madge Directors):

         8.1.1 that for a period commencing on the date hereof and expiring on the date twelve months after the Termination Date it will not whether by itself, through its employees or agents or otherwise howsoever and whether on its behalf or on behalf of any person, firm, company or other organisation, directly or indirectly:

                  8.1.1.1 in competition with any member of the Group within the Restricted Area be engaged or otherwise interested in the business of manufacturing, designing, distributing, selling, supplying or otherwise dealing with Goods;

                  8.1.1.2 in competition with any member of the Group, solicit business from or canvas any Customer or Prospective Customer if such solicitation or canvassing is in respect of Goods;

                  8.1.1.3 in competition with any member of the Group accept orders for Goods from any Customer or Prospective Customer;

                  8.1.1.4 solicit or induce or endeavour to solicit or induce any person who on the Termination Date was a director/manager of any member of the Group to cease working for or providing services to the Group, whether or not any such person would thereby commit a breach of contract;

                  8.1.1.5 employ or otherwise engage in the business of manufacturing, distributing, designing, selling, supplying or otherwise dealing with Goods any person who was during the 12 months preceding the Termination Date employed or otherwise engaged by any member of the Group and who by reason of such employment or engagement is in possession of any trade secrets or confidential information relating to the business of any member of the Group or who has acquired influence over its Customers and Prospective Customers;

                  8.1.1.6 interfere or seek to interfere with the continuance of supplies to any member of the Group (or the terms of such supplies) from any suppliers who shall have been supplying components for material or services to any member of the Group;

         8.1.2 for the purposes of clauses 8.1 to 8.7 the following words shall have the following meanings:

                  8.1.2.1 "GOODS" shall mean Bluetooth or 802.11 wireless LAN or PAN networking solutions or directly competing technology;

                  8.1.2.2 "SERVICES" shall mean the provision of managed services relating to Bluetooth or 802.11 wireless LAN or PAN networking solutions or directly competing technology;

                  8.1.2.3 "CUSTOMER" shall mean any person, firm, company, or other organisation whatsoever to whom or which any member of the Group distributed, sold or supplied Goods during the one year immediately preceding the Termination Date;

                  8.1.2.4 "PROSPECTIVE CUSTOMER" shall mean any person, firm, company or other organisation whatsoever with whom or which any member of the Group had negotiations or discussions regarding the possible distribution, sale or supply of Goods during the twelve months immediately preceding the Termination Date;

                  8.1.2.5   "RESTRICTED AREA" shall mean

                            8.1.2.5.1 United Kingdom, the European Union, the United States, Canada and Japan; and

                            8.1.2.5.2 any other country in the world where, on the Termination Date, any member of the Group was engaged in the manufacture, distribution, design, sale or supply or otherwise dealt with Goods;

                  8.1.2.6 "TERMINATION DATE" shall mean the date that Madge ceases to hold 20% or more of the issued share capital of the Company.

8.2 Madge (having taken independent legal advice) agrees with the Company that the above non-compete undertakings are reasonable and necessary for the protection of the legitimate interests of the Initial Investors.

8.3 While the above undertakings are considered to be reasonable it is agreed that if any such undertakings shall be adjudged to go beyond what is reasonable for the protection of the interests of the Company but would be reasonable if part or parts were deleted or modified, the relevant undertaking or undertakings shall apply with such deletion and/or modification as may be necessary to make it or them valid and effective.

8.4 Madge shall procure that each group company of Madge complies with this clause 8.

8.5 Nothing contained in clause 8.1 shall preclude or restrict Madge or a group company of Madge acquiring another company, group of companies, business or undertaking (the "ACQUIRED UNDERTAKING") whose business or businesses include(s) any of the businesses which would, following such acquisition, be subject to the restrictions set out in clause 8.1 (the "RELEVANT BUSINESS") provided that the annual turnover of the Relevant Business as shown in the most recently audited annual accounts of the Acquired Undertaking prior to the date of the acquisition did not account for more than 5 per cent of the aggregate turnover of the Acquired Undertaking, as shown by such accounts and Madge shall ensure that such part of the Relevant Business as is subject to the restriction set out in clause 8.1 is disposed of within 6 months of acquisition to a third party or parties.

8.6 In relation to any Board meetings to consider, or action to be taken by the Company in respect of any breach or suspected breach by Madge of this clause 8, Madge shall procure that its Nominated Directors shall not attend such Board meetings (unless requested by the Initial Investors) and shall not vote thereat and will permit the prosecution of such matter by the Apax Director and Amadeus Director on behalf of the Board (or a committee of the Board appointed by them).

8.7 Notwithstanding the provisions of the above non-compete undertakings, in the event that:

         8.7.1 Madge shall during the term of this Agreement supply any services within the Restricted Area, which compete with any Services provided by the Company; or

         8.7.2 the Company shall during the term of this Agreement supply any Services within the Restricted Area, which compete with any services provided by Madge or any member of the Madge group;

         the board of Madge shall meet with the Board in order to resolve the conflict of interests between the respective businesses of the Company and Madge and the Company and Madge acting in good faith shall use their respective best endeavours to reach a workable solution to their mutual benefit.

9.       NOMINATED DIRECTORS AND NEW DIRECTORS

9.1 Save with the prior written consent of the Initial Investors and Madge, the number of Directors of the Company shall initially (at the date of this Agreement) be 7 but shall be no greater than 9. The parties shall use reasonable endeavours to agree on the appointment of a new independent non-executive chairman within three months of 12th April 2001.

9.2 Subject to the shareholding requirements specified in the Articles each of the Initial Investors (excluding Intel) and Madge shall be entitled at any time and from time to time by the delivery of written notice to the Company to appoint a director of the Company (and in the case of Madge two directors) and in like manner to remove such person from office and the Company shall give effect to the provisions of any such notice. Each of the Initial Investors (so appointing) agrees that it shall not appoint a Nominated Director (or, if already appointed, as soon as is reasonably practicable remove a Nominated Director) whose other directorships include a directorship of a company in direct competition with the business of the Company (a "COMPETING INTEREST"). In the event of any dispute between the parties concerning whether any directorship of a proposed Nominated Director (or an existing Nominated Director) amounts to a competing interest the matter shall be put to a resolution of the Board. The existing directorships of Michael Risman and Hermann Hauser shall not for the purposes of this clause 9.2 be deemed to amount to a competing interest.

9.3 A Director nominated by an Initial Investor or Madge shall be entitled to appoint any person to be his alternate director.

9.4 The Company shall not remove or purport to remove the Apax Director, the Amadeus Director or a Madge Director without the prior approval of Apax, Amadeus or Madge (as appropriate).

9.5 In addition to the four Nominated Directors the following shall comprise the Board :

         9.5.1    the chief executive officer;

         9.5.2    an independent non-executive director approved by the parties;

         9.5.3 an independent non-executive chairman appointed pursuant to clause 9.1;

         9.5.4    two further Board members if agreed upon by the parties;

         Provided that if an independent non-executive director to be appointed pursuant to clause 9.5.2 cannot be agreed upon within three months of 12th April 2001 then Apax shall be entitled to make such appointment but in this event the CEO (Mike Wilson) shall be entitled to select the independent non-executive chairman of the Board. "INDEPENDENT" in this context shall mean economically independent of the Initial Investors and Madge and, if the CEO is not satisfied that the Apax appointee is independent, the CEO may veto such appointment.

9.6 Each of the Initial Investors shall be entitled to appoint an observer to attend Board meetings but not to vote thereat.

9.7 The Company agrees that Apax Partners Europe Managers Ltd and Amadeus Capital Partners Limited shall, in respect of the provision of the services of the Apax Director, Amadeus Director and their respective observers, be paid, in aggregate, a fee at the rate of $50,000 per annum (plus value added tax) payable quarterly in arrears from 12th April 2001. Such fee shall be subject to upward review during the month before and with effect from each anniversary of 12th April 2001, and if the Company and the Apax Director and Amadeus Director cannot agree a revised fee the annual fee payable immediately before each anniversary shall be increased to the annual sum which reflects the increase in the Retail Prices Index over the previous year. In addition, the Apax Director, the Amadeus Director and any of their respective observers shall be reimbursed such reasonable expenses that they may properly incur in providing their services to the Company.

9.8 The Company agrees that Madge shall, in respect of the provision of the services of the Madge Directors, be paid, in aggregate, a fee at the rate of $50,000 per annum (plus value added tax) payable quarterly in arrears from 12th April 2001. Such fee shall be subject to upward review during the month before and with effect from each anniversary of 12th April 2001, and if the Company and Madge cannot agree a revised fee the annual fee payable immediately before each anniversary shall be increased to the annual sum which reflects the increase in the Retail Prices Index over the previous year. In addition, the Madge Directors shall be reimbursed such reasonable expenses that they may properly incur in providing their services to the Company.

9.9 If a Nominated Director is not appointed from time to time the relevant Initial Investor and/or Madge shall during such periods be sent notice of all directors' meetings and the minutes thereof and all other documents and papers circulated to the Board.

10.      INTEL BOARD OBSERVER

10.1 In accordance with clause 9.6 so long as Intel, together with its subsidiaries holds at least 2.5% in aggregate of the issued share capital of the Company (or such lower threshold share percentage as specified in clause 6.5.2), the Company will permit a representative of Intel (the "OBSERVER") to attend all meetings of the Board and all committees thereof (whether in person, by telephone or otherwise) in a non-voting, observer capacity and shall provide to Intel, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members.

10.2 The Company acknowledges that Intel is likely to have, from time to time, information that may be of interest to the Company ("INFORMATION") regarding a wide variety of matters including, by way of example only: (1) Intel's technologies, plans and services, and plans and strategies relating thereto; (2) current and future investments Intel has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, companies that may be competitive with the Company's; and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognises that a portion of such Information may be of interest to the Company. Such Information may or may not be known by the Observer. The Company, as a material part of the consideration for this Agreement, agrees that Intel and its Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel's ability to pursue opportunities based on such Information or that would require Intel or Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

11.      THE AUDIT COMMITTEE AND THE REMUNERATION COMMITTEE

11.1 The Board of the Company (and, at the request of the Apax Director or a Madge Director, the board of any other Group Company) shall establish an audit committee (the "AUDIT COMMITTEE") and a remuneration committee (the "REMUNERATION COMMITTEE") having the membership and duties set out in this clause 11.

11.2 The members of the Audit Committee shall be the chairman of the Board, the Amadeus Director and a Madge Director (or in default appointed by the Chairman of the Board). At the request of the Audit Committee, the Company and/or any Group Company shall ensure the attendance of the Auditors or of any other director or employee of the Company or any Group Company and shall ensure the disclosure to the committee of any books and records of the Company or any Group Company or other information which it may require. The Company or any Group Company shall upon request provide authorisation to the Audit Committee to seek directly from the financiers and Auditors or any Group Company such information as the Audit Committee shall see fit.

11.3 The Audit Committee shall consider, report and make recommendations to the Board on:

         11.3.1 appropriate accounting policies, compliance with accounting standards and material accounting matters (such as contingent liabilities);

         11.3.2 the adequacy and effectiveness of internal systems of reporting and control;

         11.3.3 the scope of the audit, action required as a result of the Auditors' findings and conclusion, and the Auditors' remuneration;

         11.3.4 compliance with the policies of the Company or any Group Company and with external codes of conduct or regulations; and

         11.3.5 any other matters which it considers appropriate or otherwise at the request of the Board.

11.4 The members of the Remuneration Committee shall be the chairman of the Board, the Apax Director and a Madge Director (or in default appointed by the Chairman of the Board). The chief executive officer shall, upon the request of the Remuneration Committee, prepare and deliver a report and recommendations on remuneration.

11.5 The Remuneration Committee, subject to clause 6.1.11, shall be authorised to determine on behalf of the Board the terms of appointment or dismissal and the remuneration of both executive and non-executive directors (including, subject to the provisions of clause 9 the Nominated Directors).

11.6 The decisions of the Audit Committee and the Remuneration Committee shall be reached by a majority of its members voting.

12.      TRANSFERS AND NEW MEMBERS*

12.1 No Shareholder shall transfer shares (pursuant to one or more transfers) constituting more than 3% in aggregate of the issued share capital of the Company to a Trade Investor unless such transfer is a transfer following the making of an offer for the whole of the issued share capital of the Company. No Shareholder may transfer shares to a Strategic Investor. For the purpose of this clause Madge shall not be deemed a Trade Investor.

12.2 Apax and Amadeus on the one hand and Madge on the other mutually agree to procure that the provisions of Article 11.15.1 (tag provisions) will apply as between themselves (and for the avoidance of doubt not to a sale by any other Shareholder) in respect of any offer not amounting to an offer for a controlling interest (as defined in such Article) in respect of the number of shares sought to be purchased by the purchaser pro rata to their respective holdings of shares in the Company ("TAG-RIGHTS") Provided that:

         12.2.1   XXX;

         12.2.2   XXX; and

         12.2.3   XXX

12.3 It is the parties intention that Strategic Investors will waive all or part of their rights of pre-emption (whether arising under this Agreement, the Articles or otherwise) on the issue of any new shares or on the transfer of shares.

12.4 Notwithstanding the provisions of this clause 12, the Initial Investors may transfer up to 25% of each of their shares in the Company to any non-Trade Investor provided always that such transfer takes place by the end of January 2002 and provided always that such transferee is acceptable to the Company (such acceptance not to be unreasonably withheld or delayed). For the avoidance of doubt, any of Kreditanstalt fur Wiederaufbau or other Apax related funds are deemed acceptable transferees. The Shareholders (to include any successors in title) shall and hereby waive any rights of pre-emption (whether arising under this Agreement, the Articles, or

----------
*Confidential treatment for various items in this section requested by Madge
 Networks N.V.

         otherwise) on any transfer of shares by Apax pursuant to this clause
         12.4. The parties are aware that the financing of AP V-C GmbH & Co KG is provided by the Risk Capital program of the Kredittanstalt fur Wiederaufbau.

12.5 Notwithstanding any provision of this Agreement (as between the parties apart from the Company) or the Articles to the contrary, no shares shall be issued or transferred to a person who is not already a party to this Agreement, unless that person has already executed a Deed of Adherence by which he is treated as a Senior Manager or an Investor (or Initial Investor in the event of transfer by Apax or Amadeus pursuant to clause 12.4 to a related fund) or a Strategic Investor (as the case may be) or unless that person is an employee of the Group (but not a Senior Manager) purchasing shares pursuant to the Existing Schemes (or any future employee share scheme of the Company) or pursuant to clause 18 of the April Investment Agreement.

12.6 All executed Deeds of Adherence shall be delivered to and held by the Company.

13.      MADGE SECURITISATION*

13.1 Notwithstanding Article 11.7.2 the parties agree that Madge shall be entitled to secure up to XXX of its shares ("SECURITISED SHARES") ("SECURITISATION") to a non Trade Investor ("COMMERCIAL LENDER"). The parties agree such concession on the following basis:

         13.1.1 The Commercial Lender must be regulated in the UK with the Financial Services Authority and have as one of its primary activities the provision of debt financing; for the avoidance of doubt the Commercial Lender may include the commercial lending division of a UK clearing bank. It is agreed that the Commercial Lender may include GE Capital Commercial Finance notwithstanding that it is a Trade Investor.

         13.1.2 The Securitisation shall not provide for a transfer of the Securitised Shares to the Commercial Lender until there is an event of default under the terms of the Securitisation between Madge and the Commercial Lender which also triggers a Transfer Event pursuant to any of Articles 12.1.1 to 12.1.4
                  (inclusive) and in respect of which the Transfer Price (as defined in the Articles) shall be calculated in accordance with clause 13.1.3.

         13.1.3 Before any proposed transfer (or other disposition pursuant to Article 11.7.2) of the Securitised Shares from Madge to the Commercial Lender or any other person a Transfer Notice shall be served pursuant to Article 11.10 or other relevant provision of the Articles and the Transfer Price shall be the lower of:

                  (a)      XXX and

                  (b)      XXX.


----------
*Confidential treatment for various items in this section requested by Madge
 Networks N.V.

         13.1.4 The Commercial Lender under the terms of its agreement with Madge shall not, and shall have no right to, instruct or advise Madge as to how it exercises its rights and obligations under this Agreement or otherwise in relation to the Company and in the event of any such instruction or advice received from the Commercial Lender in breach of its agreement with Madge, the Company may resolve (a resolution from which the Madge Directors shall abstain) that a Transfer Event in accordance with Article 12.1.5 shall have occurred to which the provisions of Article 12 shall apply save that the Transfer Price shall be calculated in accordance with clause
                  13.1.3 and Article 12.8 shall not apply.

         13.1.5   For the avoidance of doubt, if any of the events specified in
                  Article 12.1 occur in relation to Madge then a Transfer Event will have occurred in respect of the Securitised Shares on the basis of the relevant provision of Article 12.1 and the remaining provisions of Article 12 shall apply save that the Transfer Price for the Securitised Shares shall be calculated in accordance with clause 13.1.3 and Article 12.8 shall not apply.

         13.1.6 None of the rights of Madge under this Agreement or the Articles shall be exerciseable by the Commercial Lender prior to any transfer of the Securitised Shares to the Commercial Lender. For the avoidance of doubt, following any lawful transfer of the Securitised Shares to the Commercial Lender under this Agreement and the Articles (only ever to happen after the Securitised Shares have been offered to the Shareholders pursuant to the rights of pre-emption under the Articles), the Commercial Lender's rights under this Agreement and the Articles shall be as an ordinary shareholder only and no rights granted specifically to Madge under this Agreement or the Articles (except as per clause 13.3 and 13.4 below) will transfer to the Commercial Lender including without limitation any rights pursuant to clause 4 (management of the Company), clause 6.5.1 (matters requiring consent), clause 9.2 (Nominated Director) and clause 11 (Audit and Remuneration Committee).

13.2 For the purposes of clause 8.1.2.6 (Restrictive Covenants) Madge shall be deemed to be the holder of 20% or more of the issued share capital of the Company for so long as Madge and/or the Commercial Lender hold or have a beneficial or equitable interest in 20% or more of the issued share capital of the Company.

13.3 Notwithstanding the foregoing if Madge is no longer entitled to receive financial information pursuant to clause 5.1 the Commercial Lender shall be so entitled (provided it holds at least 2.5% of the issued share capital of the Company) to exercise the rights under clause 5.1 stated to be exerciseable by Madge (excluding the rights exercisable by the Madge Nominated Director).

13.4 Notwithstanding the foregoing, the Commercial Lender shall have no tag rights as defined in clause 12.2 in respect of any transfer by Apax and/or Amadeus but shall have the corresponding obligations of Madge set out in clause 12.2 subject to the provisions in clause 12.2.1,
         12.2.2 and 12.2.3 (such that Madge and the Commercial Lender are treated as one party).

13.5 For the avoidance of doubt clause 16.3 (sale of the Company at less than $XXX per share) shall not apply if Madge is no longer a shareholder.

14.      MANAGEMENT AND EMPLOYEE SHARES*

14.1 The Board will consider the establishment of an employee benefit trust empowered to buy shares from employees leaving the Group and for sale to new recruits.

14.2 Exercise of options granted and to be granted under the Existing Schemes will be conditional on the option holder discharging all National Insurance liability of the Company.

14.3 It is intended that the Company shall have a pool of XXX share options available to grant employees (this figure to include share options already granted).

14.4 Madge hereby agrees to fully indemnify the Company against any National Insurance liability the Company may incur in respect of the Madge Networks NV 1993 Stock Plan and/or the Madge Networks NV 1993 Employee Stock Purchase Plan.

15.      INVESTOR'S CONSENT

15.1 Where this Agreement provides that any particular transaction or matter requires the consent, approval or agreement of the Investors or Madge such consent, approval or agreement must be given in writing and may be given subject to such terms and conditions as the Investors or Madge may impose and any breach of such terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Agreement.

15.2 If the consent, approval or agreement of an Investor or Madge is required under more than one provision of this Agreement for any one transaction or matter then any consent, approval or agreement given in relation to that transaction or matter by the Investor or Madge shall be deemed to cover all consents, approvals or agreements required for that transaction or matter unless otherwise specified by the relevant Investor or Madge.

16.      SALE OR LISTING*

16.1 It is the parties' mutual objective to achieve a Listing of the Company.

16.2 In the event of the right of Shareholders to sell shares on a Listing then in relation to the first XXX shares (subject to adjustment upward and downward - to reflect any subdivision, consolidation or other capital reorganisation in relation to the Ordinary Shares after the date hereof but excluding any conversion of the Convertible Shares) to be allocated to Shareholders for sale the Initial Investors (pro rata to shareholdings) shall have prior rights of sale and any balance thereafter shall be dealt with pro rata to shareholdings. It is understood by the Senior Managers that save in exceptional circumstances IPO underwriters and investors will wish to restrict the sale of shares by the Managers to whatever level they regard as reasonable and

----------
*Confidential treatment for various items in this section requested by Madge
 Networks N.V.

         consequently may allow the Managers to sell no more than a nominal amount of their shareholdings.

16.3 Subject to clause 16.4, if a sale of the entire issued share capital of the Company is proposed at a price of less than $XXX per share (subject to adjustment upward and downward - as the case may be - to reflect any subdivision, consolidation or other capital reorganisation in relation to the shares after the date hereof) (prior to any conversion of Convertible Shares) then the decision of whether a sale should proceed shall be determined by the independent directors (who are not the CEO or Nominated Directors). The independent directors shall have regard to the effect of the sale on Madge provided that no special consideration shall be given to the position of Madge if on such sale it shall receive a gross consideration at least equal to its Original Basis. "ORIGINAL BASIS" for this purpose shall mean $XXX but reduced proportionately by reference to any shares sold (or transferred pursuant to the Securitisation) by Madge after 12th April 2001.

16.4 In the event that the proposed sale referred to in clause 16.3 is to an associate of Apax then the decision as to whether the sale should proceed (on the terms proposed in clause 16.3) shall be determined by the Board (save for the Apax Director).

16.5 The Company agrees that prior to a Listing on a stock exchange in the United States, the Company will enter into a Registration Rights Agreement, subject to Delaware Law and on terms normal for such agreements, with the Investors such agreement to include the following terms:

         16.5.1   XXX;

         16.5.2   XXX;

         16.5.3   XXX;

         16.5.4   XXX.

17.      DURATION OF OBLIGATIONS

17.1 On a Listing the provisions of this Agreement shall cease to have effect except that the parties' accrued rights and obligations shall not be affected.

17.2 When Madge, a Senior Manager or an Investor ceases to hold shares Madge, the Senior Manager or the Investor (as the case may be) shall cease to be party to this Agreement except that any accrued rights and obligations shall not be affected.

18.      ENFORCEMENT OF THE COMPANY'S RIGHTS

         If it appears that any Senior Manager or any associate of a Senior Manager (in whatever capacity) is in breach of any obligation which he owes to any company in the Group (whether under this Agreement or otherwise), then the conduct of the right of action of such company in respect thereof shall be passed to the Nominated Directors (or to a committee of the Board selected by them) who shall have full authority to negotiate, litigate and settle any claim arising and the Senior Managers and the Company shall take all reasonable steps within their power to give effect to the provisions of this clause 18.

19.      COMPANY CONFIDENTIAL INFORMATION

19.1 Each of the Shareholders undertakes to each of the other Shareholders and the Company that he will not any time hereafter use or divulge or communicate to any person other than officers or employees of the Company whose province it is to know the same or on the instructions of the Board any Confidential Information which may come to his knowledge and he shall use all reasonable endeavours to prevent the publication or disclosure of any Confidential Information and these obligations shall continue to apply after that Shareholder shall cease to be a party to this Agreement or otherwise involved in the affairs of the Company without limit in point of time but shall cease to apply to information which shall come into the public domain other than by a breach of this clause or which for any other reason, other than through the default of that Shareholder, shall have ceased to be confidential.

19.2 The Investors and Madge shall not without the prior approval of the Board disclose Confidential Information to any third party. For the avoidance of doubt, and subject to the provisions of this clause 19, no such consent shall be required for the making of any announcement or communication relating to this Agreement or the Group by an Investor or Madge solely to its investment bankers, accountants, legal counsel, employees and lenders (and in the case of the Initial Investors to their investment partners), in each case only where such persons or entities are, in turn under appropriate non-disclosure obligations.

19.3 Each Shareholder may disclose information about the Company or this Agreement as required by:

         19.3.1 the London Stock Exchange or other recognised investment exchange;

         19.3.2 any regulatory authority to which the relevant Shareholder is subject; or

         19.3.3   law.

19.4 This clause 19 shall not apply in respect of any Shareholder to the extent that such Shareholder has in place from time to time a separate valid non-disclosure agreement with the Company.

20.      GENERAL PROVISIONS

20.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

20.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

20.3 The parties rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

20.4 Nothing contained in this Agreement is to be construed as creating a partnership between any of the parties.

20.5 If there is any conflict or inconsistency between the provisions of this Agreement and the Articles, this Agreement prevails.

20.6 The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

20.7 This Agreement shall be binding upon and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the parties hereto.

20.8 Save as otherwise herein expressly provided neither the Company nor Madge nor any of the Senior Managers, nor the Initial Investors shall be entitled to assign or otherwise transfer any of its or his rights and obligations under this Agreement (save where this is to a permitted transferee in accordance with Article 11.9 of the Articles) without the prior written consent of non-assigning parties.

20.9 The parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do and execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Agreement and the Articles into full force and effect.

20.10 This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

21.      APRIL INVESTMENT AGREEMENT

         This Agreement shall supersede all (if any) previous agreements and understandings between the parties in respect of the matters set out in this Agreement and (together with the Articles and the other agreements and documents referred to in this Agreement) represents the entire agreement between the parties hereto in relation to all matters the subject matter hereof. In this connection those parties hereto who are also parties to the April Investment Agreement hereby agree, in consideration of the parties entering into this Agreement, that the following clauses of the April Investment Agreement shall cease to have effect from the date hereof, save in respect of any prior breach; the relevant clauses are clauses 2, 5, 6, 10, 11, 13, 14, 15, 16, 17, 18,
         19 (inclusive).

22.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

         A person who is not a party to this Agreement may not enforce any term of this Agreement. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement or to any agreement or document entered into pursuant to this Agreement.

23.      NOTICES

23.1 All notices and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given:

         23.1.1 in the case of hand delivery to the address shown below, on the next Business Day after delivery;

         23.1.2 in the case of delivery by an internationally recognised overnight courier to the address set forth below, freight prepaid, on the next Business Day after delivery;

         23.1.3 in the case of a notice sent by facsimile transmission to the number, and addressed as, set forth below, on the next Business Day after delivery, if facsimile transmission confirmed;

         23.1.4 in the case of a notice sent by email to the email address set forth below, on the date of written acknowledgment of receipt of such email by the recipient.

23.2 In the event that notices are given pursuant to one of the methods listed in Sub-sections 23.1.1 to 23.1.4 above, a copy of the notice should also be sent by email.

23.3     Contact details:

23.4     Red M:   Reynolds Porter Chamberlain
                  Chichester House
                  278/282 High Holborn
                  London
                  WC1V 7HA

                  Fax + 44 (0) 20 7242 1431 and marked 'Attn: Tim Anderson' Always with copy to: tra@rpc.co.uk

         Mike Wilson: to the address set out in Schedule 1

         Simon Gawne: to the address set out in Schedule 1

         Clive Mayne: to the address set out in Schedule 1

         Alison Edge: to the address set out in Schedule 1

         Duncan Simpson: to the address set out in Schedule 1

         Red-M Trustee Limited: to the address set out in Schedule 1
                  Tel: 020 7242 2877
                  Fax: 020 7242 1431 and marked "Attention: Jonathan Watmough" Always with a copy to: jpw@rpc.co.uk

         Compass Trustees Limited: to the address set out in Schedule 1

                  Tel: 01534 706000
                  Fax: 01534 706099 and marked "Attention: Tim Scott-Warren" Always with a copy to: timsw@closejersey.com

         Madge Networks:
                  Wexham Springs
                  Framewood Road
                  Wexham
                  Slough
                  Berkshire
                  SL3 6PJ

                  Tel:  01753 661000
                  Fax: 01753 661010 and marked `Attn: Kirstie Hallgate' Always with a copy to: kirstie.hallgate@madge.com

         Apax Funds:
                  Apax Partners & Co Ventures Limited
                  15 Portland Place
                  London
                  W1N 3AA

                  Tel : 020 7872 6300
                  Fax : 020 7872 9449 and marked `Attn: Mike Risman' Always with a copy to: michael.risman@apax.co.uk

         Amadeus Funds:
                  Amadeus Capital Partners Limited
                  5 Shaftsbury Road
                  Cambridge
                  CB2 2BW

                  Tel : 01223 707000
                  Fax : 01223 707070 and marked 'Attn: Andrea Traversone' Always with a copy to: atravers@amadeuscapital.com

23.5     Intel:   EMEA Portfolio Management
                  c/o Intel Corporation (UK) Ltd.
                  Mail-stop iSw 68
                  Pipers Way, Swindon
                  Wiltshire SN3 1RJ
                  United Kingdom

                  Always with copy to: EMEAportfolio@intel.com.

23.6 A party may change or supplement the contact details for service of any notice pursuant to this Agreement, or designate additional addresses, facsimile numbers and email addresses for the purposes of this clause 23 by giving the other party written notice of the new contact details in the manner set forth above.

24.      GOVERNING LAW AND JURISDICTION

24.1 This Agreement shall be governed by and construed in accordance with English law and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the English courts.

24.2 The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party shall nominate one senior officer of the rank of Vice President or higher as its representative. These representatives shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings. This procedure shall be a prerequisite before taking any additional action hereunder.

24.3 The parties shall not be required to institute the procedure set out in clause 24.2 in the event that such party considers it necessary to commence immediate court proceedings to protect its intellectual property and/or confidential information.

EXECUTED the day and year first before written.

                                   SCHEDULE 1
                       (Employee and Trustee Shareholders)

                                   SCHEDULE 2
                  (Particulars of the Company and Subsidiaries)

THE COMPANY

RED-M (COMMUNICATIONS) LIMITED

Registered Address:                          Wexham Springs
                                             Framewood Road
                                             Wexham
                                             Slough, SL3 6PJ

Registered Number:                           03985301

Country/State of Incorporation:              England & Wales
Date:                                        27th April 2000
Purpose:                                     Manufacturing & Distribution

Shareholder(s):                              Madge Networks N.V.
                                             Apax (OCS) Nominees Limited
                                             Amadeus II A
                                             Amadeus II B
                                             Amadeus II C
                                             Amadeus II GmbH & Co. K.G.
                                             Amadeus II Affiliates
                                             Michael Wilson
                                             Clive Mayne
                                             Simon Gawne
                                             Alison Edge
                                             Duncan Simpson
                                             Red-M Trustee Limited
                                             Compass Trustees Limited

Number of Shares Authorised:                 50,000,000
Par Value Per Share:                         US$1.00
Number of Shares Issued:                     17,190,014
Issued Share Capital:                        US$17,190,014
Additional Capital:                          US$8,753,500 (injected 24/11/00)

Directors:                                   Mike Wilson
                                             Christopher Bradley
                                             Kirstie Hallgate
                                             Hermann Hauser
                                             Michael Risman

Officers:                                    Catherine Robbins - Secretary

Auditors:                                    Ernst & Young

Accounting Reference Date:                   31st December

Charges:                                     None registered


SUBSIDIARY 1

RED-M INC

Registered Address:                          1209 Orange Street
                                             Wilmington, DE 19801
                                             USA

Principal Office:                            1 State Street Plaza
                                             12th Floor
                                             New York, NY 10004

Country/State of Incorporation:              Delaware
Date:                                        11th May 2000
Purpose:                                     Manufacturing & Distribution

Shareholder(s):                              Red-M (Communications) Limited
                                             (100%)

Number of Shares Authorised:                 1,000
Par Value Per Share:                         US$0.01
Number of Shares Issued:                     100
Issued Share Capital:                        US$1.00
Additional Capital:                          US$8,753,500 (injected 24/11/00)

Directors:                                   Michael D Wilson

Officers:                                    Duncan Simpson - Secretary

Auditors:                                    Ernst & Young

Accounting Reference Date:                   31st December

Charges:                                     None registered


SUBSIDIARY 2

RED-M TRUSTEE LIMITED

Registered Address:                          Chichester House
                                             278/282 High Holborn
                                             London
                                             WC1V 7HA

Registered Number:                           04205911

Country/State of Incorporation:              England & Wales
Date:                                        25th April 2001
Purpose:                                     Trust established for the holding
                                             of Employee Shares

Shareholder(s):                              Red-M (Communications) Limited

Number of Shares Authorised:                 100
Par Value Per Share:                         (pound)1.00
Number of Shares Issued:                     1
Issued Share Capital:                        (pound)1.00

Directors:                                   Anthony Richard Harry Brett
                                             Jonathan Peter Watmough

Officers:                                    Reynolds Porter Chamberlain -
                                             Secretary

Auditors:                                    Ernst & Young

Accounting Reference Date:                   30th April

Charges:                                     None registered

                                   SCHEDULE 3
                               (Deed of Adherence)

THIS DEED OF ADHERENCE is made on [ ] 200[ ] by [ ] of [ ] (the "COVENANTOR") in favour of the persons whose names are set out in the schedule to this Deed and is SUPPLEMENTAL to the Shareholders Agreement dated [ ] 2001 made by (1) Red-M (Communications) Limited (2) Mike Wilson and Others (3) Madge Networks NV (4) The Apax Funds (5) The Amadeus Funds and (6) Intel Capital Corporation ("INVESTMENT AGREEMENT").


THIS DEED WITNESSETH as follows:

49. The Covenantor confirms that [it] [(s)he] has been given and read a copy of the Shareholders Agreement and covenants with each person named in the Schedule to this Deed to perform and be bound by all the terms of the Shareholders Agreement as if the Covenantor were [an Investor/Strategic Investor/a Senior Manager or as provided in clause
         12.5 an Initial Investor] who is party to the Shareholders Agreement.

50.      This Deed is governed by English law.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

                                    SCHEDULE

[Parties to Shareholders Agreement including those who have executed earlier deeds of adherence.]

SIGNED and UNCONDITIONALLY                           )
DELIVERED as a Deed by [                      ]      )
in the presence of:                                  )

SIGNED for and on behalf of RED-M                   )/s/ M WILSON
(COMMUNICATIONS) LIMITED in the                     )
presence of:                                        ) /s/ C ROBBINS





SIGNED by MICHAEL WILSON in the presence of:        ) /s/ M WILSON
                                                    ) /s/ C ROBBINS





SIGNED by SIMON GAWNE in the presence of:           ) /s/ S GAWNE
                                                    ) /s/ C ROBBINS





SIGNED by CLIVE MAYNE in the presence of:           ) /s/ C MAYNE
                                                    ) /s/ C ROBBINS




SIGNED by ALISON EDGE in the presence of:           ) /s/ A EDGE
                                                    ) /s/ C ROBBINS





SIGNED by DUNCAN SIMPSON in the presence of:        ) /s/ D SIMPSON
                                                    ) /s/ C ROBBINS





SIGNED for and on behalf of RED-M TRUSTEE  LIMITED  ) /s/ J WATMOUGH
in the presence of:                                 ) /s/ T ANDERSON

SIGNED  for  and on  behalf  of  COMPASS  TRUSTEES  ) /s/ T SCOTT-WARREN
LIMITED in the presence of:                         ) WITNESSED



SIGNED for and on behalf of MADGE  NETWORKS  NV in  ) /s/ R MADGE
the presence of:                                    ) /s/ R KILCOYNE





EXECUTED for and on behalf of APAX PARTNERS         )
EUROPE MANAGERS LIMITED acting in                   )
its capacity as manager of                          )
APAX EUROPE V-A, L.P. by:                           ) /s/ M RISMAN






EXECUTED for and on behalf of APAX PARTNERS         )
EUROPE MANAGERS LIMITED acting in its capacity as   )
manager of APAX EUROPE V-B, L.P. by:                ) /s/ M RISMAN

EXECUTED for and on behalf of APAX PARTNERS         )
EUROPE MANAGERS LIMITED acting in its capacity as   )
manager of APAX EUROPE V-C, GMBH & CO. KG by:       ) /s/ M RISMAN







EXECUTED for and on behalf of APAX PARTNERS         )
EUROPE MANAGERS LIMITED acting in its capacity as   )
managers of APAX EUROPE V-D, L.P. by:               ) /s/ M RISMAN







EXECUTED for and on behalf of APAX PARTNERS         )
EUROPE MANAGERS LIMITED acting in its capacity as   )
manager of APAX EUROPE V-E, L.P. by:                ) /s/ M RISMAN

EXECUTED for and on behalf of APAX PARTNERS         )
EUROPE MANAGERS LIMITED acting in its capacity as   )
manager of APAX EUROPE V-F, C.V. by:                ) /s/ M RISMAN




                              Authorised Signatory

                              Authorised Signatory





EXECUTED for and on behalf of APAX PARTNERS         )
EUROPE MANAGERS LIMITED acting in its capacity as   )
manager of APAX EUROPE V-G, C.V. by:                ) /s/ M RISMAN










EXECUTED for and on behalf of AMADEUS CAPITAL       )
PARTNERS LIMITED acting in its capacity as          )
manager of AMADEUS II A by:                         ) /s/ H HAUSER

EXECUTED for and on behalf of AMADEUS CAPITAL       )
PARTNERS LIMITED acting in its capacity as          )
manager of AMADEUS II B by:                         ) /s/ H HAUSER






EXECUTED for and on behalf of AMADEUS CAPITAL       )
PARTNERS LIMITED acting in its capacity as          )
manager of AMADEUS II C by:                         ) /s/ H HAUSER









EXECUTED for and on behalf of AMADEUS CAPITAL       )
PARTNERS LIMITED acting in its capacity as          )
manager of AKG by:                                  ) /s/ H HAUSER









EXECUTED for and on behalf of AMADEUS CAPITAL       )
PARTNERS LIMITED acting in its capacity as          )
manager of AII AFFILIATES by:                       ) /s/ H HAUSER

EXECUTED for and on behalf of INTEL CAPITAL         )
CORPORATION by:                                     )
                                                    )

By:      /s/ G KERSHAW

Name:    GARY KERSHAW

Title:   ASSISTANT TREASURER